Exhibit 99.1

PRESS RELEASE

For Further Information Contact:
Ray Christie
Phone: (510) 668-2200 or
Email: rchristie@thermawave.com

Therma-Wave Announces Fiscal Third Quarter 2005 Financial Results

FREMONT, California — February 3, 2005 —Therma-Wave, Inc., (Nasdaq: TWAV) a worldwide leader in the development, manufacture and sale of process control metrology systems used in the manufacture of semiconductors, reported financial results for the fiscal third quarter 2005 ended December 26, 2004.

Net revenues for the fiscal third quarter 2005 were $21.5 million, an increase of 8 percent year-over-year compared to $19.9 million for the fiscal third quarter 2004. Sequentially, net revenues decreased by 5 percent from the $22.6 million reported for the fiscal second quarter of 2005 ended September 26, 2004, in line with the low end of the guidance range previously provided by management. Fiscal third quarter 2005 net revenues were lower than management expected primarily due to the Company not recognizing $1.6 million of revenue comprising two systems that shipped during the quarter and three delayed acceptances. Also, and not unexpected, the Company shipped $3.1 million of product that was recorded as deferred revenue.

The company recorded a net loss for the fiscal third quarter 2005 of $1.9 million or $(0.05) per diluted share compared to a net loss of $1.0 million or $(0.03) per diluted share in the fiscal third quarter of 2004. This compared sequentially to a net profit of $1.3 million or $0.03 per diluted share in the fiscal second quarter of 2005. Fiscal third quarter 2005 earnings per share was below management’s previously anticipated guidance range of net income of $0.01 to a net loss of $(0.03) per diluted share primarily due to the unexpected delay in recognizing the $1.6 million of revenue from shipments and acceptances mentioned above.

Fiscal third quarter 2005 gross margins decreased to 42 percent, compared to 48 percent for the fiscal second quarter 2005 primarily as a result of the previously cited delays in recording of net revenues. Among other factors, gross margin in the fiscal second quarter included a net benefit from sale of zero cost and reduced cost inventories, less additional reduced cost for other specific inventories of $0.9 million compared to a net benefit of only $0.3 million for the fiscal third quarter, accounting for a difference of approximately 3 percent in gross margin between the two quarters.

Operating expenses for the fiscal third quarter 2005 totaled $10.9 million, a sequential increase of 15 percent over operating expenses of $9.5 million recorded in fiscal second quarter 2005. Of the $1.4 million increase, $0.9 million was due to a benefit in the fiscal second quarter from accounting for deferred stock compensation and the variable accounting treatment of certain stock options. The balance of this sequential increase reflects higher spending for the Company’s Sarbanes-Oxley compliance program, which totaled $0.7 million in the third quarter compared to $0.2 million in the second quarter.

Cash and short-term investments totaled $13.7 million at December 26, 2004, down $3.5 million from the prior quarter end. This decrease was more than management expected primarily due to a delay in payments received totaling $2.8 million, that were received later than expected, moving into the fiscal fourth quarter of 2005.

Management Review

“The fiscal third quarter 2005 was a challenging period as the delayed recognition of revenues on shipments and acceptances impacted both the top line and gross margin.” said Boris Lipkin, Therma-Wave president and chief executive officer. “While timing was an issue during the quarter, Therma-Wave’s fiscal third quarter 2005 results also reflect the impact of a cyclical downturn in the semiconductor capital equipment spending cycle.”

“We continue to see many opportunities for equipping our customers with leading technology to help them address their metrology needs more effectively and efficiently. An example is our recently announced Opti-Probe 7341XP that demonstrates an improvement in performance for our customers’ most critical thin-film and optical CD applications by a factor of up to two times. We remain committed to ensuring that operations continue to align with management’s strategic objectives to ensure the company can continue to execute successfully,” concluded Mr. Lipkin.

Guidance

“Our outlook for the fiscal fourth quarter 2005 reflects the industry slowdown. We experienced a drop off in orders during our fiscal third quarter, which will result in lower net revenue in our fiscal fourth quarter. We expect net revenues to be down in a range of 30 percent to 35 percent from the $21.5 million reported in the fiscal third quarter 2005. Shipments will only be down approximately 10 percent, and we expect to record approximately $8 million of fiscal fourth quarter shipments as deferred revenue. It is expected that the fiscal fourth quarter 2005 net loss will be within a range of $(0.15) to $(0.18) per diluted share, excluding non-cash charges or credits for variable accounting for stock options which we cannot estimate. We also anticipate that, on a sequential basis, fiscal fourth quarter 2005 operating expenses will remain essentially flat with our fiscal third quarter expenses as spending for Sarbanes-Oxley compliance will remain heavy for at least one more quarter. Total cash and short-term investment balances are expected to increase by $1.0 million to $3.0 million in the fiscal fourth quarter,” concluded Mr. Lipkin.

Conference Call Information

Therma-Wave, Inc. will hold a conference call to review financial results and ongoing operations at 1:30 p.m. Pacific Time, 4:30 p.m. Eastern Time, Thursday, February 3, 2005. Participating in the call will be Boris Lipkin, president and chief executive officer and Ray Christie, senior vice president and chief financial officer. The call may be accessed via the Internet at: www.thermawave.com.

About Therma-Wave, Inc.

Since 1982, Therma-Wave, Inc. has been revolutionizing process control metrology systems through innovative, proprietary products and technologies. The company is a worldwide leader in the development, manufacture, marketing and service of process control metrology systems used in the manufacture of semiconductors. Therma-Wave currently offers leading edge products to the semiconductor manufacturing industry for the measurement of transparent, semi-transparent, and opaque thin films for the monitoring of ion implantation and for the integration of metrology into semiconductor processing systems. For further information about Therma-Wave, Inc. access the company website at www.thermawave.com.

This press release contains forward-looking statements as that term is defined in the Private Securities Reform Act of 1995, which are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. The words “anticipate,” “expect,” “expected,” and other similar expressions generally identify forward-looking statements. Potential investors are cautioned not to place undue reliance on these forward-looking statements. Such statements relating to our outlook for our fourth quarter of fiscal 2005, our expected improved product revenue, and our anticipated loss per diluted share and improvements in cash flow are based on current expectations. Such statements are subject to risks, uncertainties, and changes in condition and other risks, some of which are detailed in documents filed with the Securities and Exchange Commission, including specifically Exhibit 99.1 to the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2004 and subsequent Forms 10Q and S-3. The Company undertakes no obligation to update the information in this press release.

THERMA-WAVE, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	December 31,	March 31,
	2004	2004
Assets Current assets: Cash	$13,711	$23,899
Accounts receivable, net	22,399	14,772
Inventories	25,652	17,169
Other current assets	2,413	2,075

Total current assets	64,175	57,915
Property and equipment, net	3,320	4,564
Other assets, net	1,587	2,710

Total assets	$69,082	$65,189

Liabilities and Stockholders’ Equity Current liabilities: Accounts payable	$8,873	$7,420
Other current liabilities	16,845	15,730
Deferred revenues	9,848	6,887

Total current liabilities	35,566	30,037
Long-term liabilities:
Non-current deferred revenues	1,353	1,815
Other long-term liabilities	373	1,073

Total liabilities	37,292	32,925
Stockholders’ equity	31,790	32,264

Total liabilities and stockholders’ equity	$69,082	$65,189

THERMA-WAVE, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended		Nine months ended
	December 31,		December 31,
	2004	2003	2004	2003
Net revenues Product	$16,044	$15,579	$49,761	$31,990
Service and parts	5,426	4,287	15,462	13,845

Total net revenues	21,470	19,866	65,223	45,835
Cost of revenues	12,368	9,904	34,629	27,474

Gross profit	9,102	9,962	30,594	18,361

Operating expenses:
Research and development	4,341	4,497	13,132	14,628
Selling, general and administrative	6,478	5,316	18,169	16,699
Restructuring, severance and other	—	381	373	1,973
Stock-based compensation expense	37	795	602	1,209

Total operating expenses	10,856	10,989	32,276	34,509

Operating loss	(1,754)	(1,027)	(1,682)	(16,148)
Other income (expense)	52	(4)	131	(145)

Loss before provision for income taxes	(1,702)	(1,031)	(1,551)	(16,293)

Provision for income taxes	209	—	212	—
Net loss	$(1,911)	$(1,031)	$(1,763)	$(16,293)

Net loss per share:
Basic and Diluted	$(0.05)	$(0.03)	$(0.05)	$(0.52)
Weighted average number of shares outstanding:
Basic and Diluted	36,004	35,325	35,822	31,356
Stock-based compensation expense (benefit) included in:
Cost of revenues	(7)	$215	$49	$231
Stock-based compensation expense excluded from:
Research and development	22	489	344	739
Selling, general and administrative	15	30	258	470

Total operating expenses	37	795	602	1,209

Total stock-based compensation expense	$30	$1,010	$651	$1,440